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                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): June 3, 2002

                           LNR PROPERTY CORPORATION
            (Exact name of Registrant as Specified in its Charter)


     Delaware                     1-3223                      65-0777234
  (State or Other               (Commission                  (IRS Employer
  Jurisdiction of               File Number)            Identification Number)
  Incorporation)



                          760 Northwest 107th Avenue
                             Miami, Florida 33172
              (Address of Principal Executive Offices) (Zip Code)

              Registrant's telephone number, including area code:
                                (305) 485-2000
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ITEM 9.  Regulation FD Disclosure.

LNR Property Corporation (the "Company") is proposing to securitize commercial mortgage-backed securities with a current principal amount of approximately $800 million. Approximately $416 million of these securities will be offered for sale as collateralized debt obligations. The Company expects to retain certain junior tranches of the collateralized debt obligations and the preferred shares issued by the issuer of the collateralized debt obligations. If the offering is successful, the Company may in the future acquire certain commercial mortgage-backed securities for the purpose of securitizing them in a similar manner.

The collateralized debt obligations will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements in this Report are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties. Factors, among others, that could cause events to differ from those anticipated by the forward-looking statements in this Report include (i) changes in interest rates which make it impractical for the Company to securitize commercial mortgage-backed securities which it holds, (ii) changes in demand for commercial real estate in areas in which properties securing mortgages which collateralize the Company's commercial mortgage-backed securities are located, (iii) international or national business or financial conditions which affect the demand for commercial mortgage-backed securities or collateralized debt obligations generally and (iv) changes in tax laws or government regulations which affect investments in commercial mortgage-backed securities or collateralized debt obligations.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.



Date:  June 3, 2002                  By: /s/  Shelly Rubin
                                     ----------------------
                                     Shelly Rubin
                                     Chief Financial Officer
                                     (Principal Financial Officer)